Exhibit 10.2

SETTLEMENT AGREEMENT

I.PARTIES

This Settlement Agreement (“Agreement”) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General (“OIG-HHS”) of the Department of Health and Human Services (“HHS”) and the Defense Health Agency (“DHA”), acting on behalf of the TRICARE program (collectively, the “United States”) and Practice Fusion, Inc. (“Practice Fusion”) (hereafter collectively referred to as “the Parties”), through their authorized representatives.

II.RECITALS

A.Practice Fusion is a vendor of health information technology incorporated in Delaware and headquartered in San Francisco, California. Allscripts Healthcare, LLC, an indirect subsidiary of Allscripts Healthcare Solutions, Inc. (“Allscripts”), acquired Practice Fusion on or around February 13, 2018.

B.The United States contends that it has certain civil claims against Practice Fusion for causing healthcare providers to submit (a) false claims for incentive payments to the Medicare Program, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk-l (“Medicare”), and the Medicaid Program, Title XIX of the Social Security Act, 42 U.S.C.

§§ 1396-1396w-5 (“Medicaid”) based on the use of Practice Fusion’s electronic health record (“EHR”) software; and (b) false claims to Medicare, Medicaid, and the TRICARE program, 10 U.S.C. §§ 1071-1110b (“TRICARE”) when such claims were tainted by unlawful remuneration.

C.Practice Fusion knew that in order to receive incentive payments under the Centers for Medicare & Medicaid Services (“CMS”) EHR Incentive Payment Programs, eligible healthcare providers were required to use certified EHR software. The United States contends that Practice Fusion knew that several versions of its EHR software as used by healthcare providers would not satisfy applicable 2014 Edition criteria for certification under the Office of National Coordinator’s (“ONC’s”) Health IT Certification Program. Specifically, the United States alleges that those versions of Practice Fusion’s EHR software did not:

(a)	allow users to electronically create a set of standardized export summaries for all patients within the EHR technology in accordance with 45 CFR

§ 170.314(b)(7). Additionally, the United States contends that Practice Fusion disabled the self-service data export feature in its EHR software altogether, and instead required users to contact Practice Fusion to request export of patient data;

(b)

enable a user to electronically record a patient’s active problem list using the standard vocabulary known as Systematized Nomenclature of Medicine - Clinical Terms (“SNOMED CT”) as required for its certification in accordance with 45 CFR § 170.314(a)(5); and

(c)

always incorporate clinical laboratory tests and values/results using the standard vocabulary known as Logical Observation Identifiers Names and Codes (“LOINC”), or create clinical summaries using LOINC codes as required for its certification in accordance with 45 CFR § 170.314(b)(2), (b)(5), and (b)(7).

Nevertheless, to ensure that its EHR software was certified, the United States contends that Practice Fusion falsely represented to its ONC Authorized Certification Body (“ONC- ACB”) that its EHR software complied with all applicable requirements for certification to the 2014 Edition criteria under ONC’s Health IT Certification Program. Consequently, the United States alleges that Practice Fusion knowingly caused eligible healthcare providers who used certain versions of its EHR software to falsely attest to compliance with CMS requirements necessary to receive Medicare incentive payments during the reporting periods for 2014 through

2016 and Medicaid incentive payments during the reporting periods for 2014 through 2017.

D.Clinical decision support (“CDS”) is a key functionality of EHR software that enables evidence-based clinical decision support interventions when a user is interacting with the EHR technology. The United States contends that, between November 2013 and August 2017, Practice Fusion solicited and received improper remuneration from certain pharmaceutical manufacturers based on the anticipated financial benefit to the pharmaceutical manufacturers from increased sales of pharmaceutical products that would result from CDS alerts Practice Fusion would deploy within its EHR software. Practice Fusion permitted pharmaceutical manufacturers that paid Practice Fusion to participate in designing the CDS alert, including selecting the guidelines used to develop the alert, setting the criteria that would determine when a healthcare provider received an alert, and in some cases, even drafting the language used in the alert itself. The United States alleges that the CDS alerts that Practice Fusion agreed to implement did not always reflect accepted medical standards. Indeed, in at least one case, Practice Fusion’s own legal department noted that the guidance was “not the gold standard.” Although the CDS alerts appeared to healthcare providers as unbiased medical information, the United States contends that the CDS alerts were, in some instances, designed to encourage users to prescribe a specific product or class of products. Therefore, the United States alleges that Practice Fusion knowingly and willfully solicited and received remuneration from pharmaceutical manufacturers in return for arranging for or recommending purchasing or ordering of a good or item for which payment may be made in whole or in part under a Federal health care program in violation of the Anti-Kickback Statute (“AKS”), 42 U.S.C. § 1320a-7b, and that the claims for payment that providers submitted, between April 2014 and April 2019 to Medicare, Medicaid, and TRICARE for prescriptions which were tainted by these kickbacks are false claims. The agreements covered by this subparagraph are those entered into between Practice Fusion and various pharmaceutical manufacturers for fourteen separate CDS arrangements that were first entered into on the following dates: November 11, 2013; June 26, 2014; September 10, 2014; October 16, 2014; April 7, 2015; May 26, 2015; December 4, 2015 (two arrangements in a single contract); March 1, 2016; April 1, 2016; May 17, 2016; November 23, 2016; February 27, 2017; and, August 17, 2017. The conduct described in Paragraphs C and D is the “Covered Conduct.”

E.Practice Fusion will enter into a separate deferred prosecution agreement (“DPA”) with the United States Attorney’s Office for the District of Vermont pertaining to a specific CDS arrangement.

F.Practice Fusion has entered or will enter into separate settlement agreements, described in Paragraph 1 .b below (the “Medicaid State Settlement Agreements”) with certain states and the District of Columbia in settlement of the conduct described in Paragraph D. States with which Practice Fusion executes a Medicaid State Settlement Agreement in the form to which Practice Fusion and the National Association of Medicaid Fraud Control Units (“NAMFCU”) have agreed, or otherwise in a form to which Practice Fusion and an individual State agree, shall be defined as “Medicaid Participating States.”

G.Except to the extent admitted in Practice Fusion’s deferred prosecution agreement, this Settlement Agreement is not an admission of liability by Practice Fusion. This Settlement Agreement is also not a concession by the United States that its claims are not well founded.

To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of this Settlement Agreement, the Parties agree and covenant as follows:

III.TERMS AND CONDITIONS

1. Practice Fusion shall pay to the United States and the Medicaid Participating States, collectively, the sum of $118,642,000 plus interest at the rate of 2.125 percent per annum from August 6, 2019, and continuing until and including the day of full and final satisfaction of the Settlement Amount (the “Settlement Amount”). The Settlement Amount shall constitute a debt immediately due and owing to the United States and the Medicaid Participating States on the Effective Date of this Agreement, as defined below. This debt shall be discharged by payments to the United States and the Medicaid Participating States, under the following terms and conditions:

a.Practice Fusion shall pay to the United States a total of $113,374,952 (the “Federal Settlement Amount”) plus interest as set forth above, of which $56,687,476 is restitution. Practice Fusion will pay the Federal Settlement Amount by electronic funds transfer pursuant to written instructions to be provided by the Civil Division of the United States Department of Justice in accordance with the payment schedule attached hereto as Exhibit A (“Payment Schedule”).

b.Practice Fusion shall deposit $5,267,048 (the “Medicaid State Settlement Amount”) plus interest as set forth above, into one or more interest-bearing money market or bank accounts that are held in the name of Practice Fusion or a subsidiary of Practice Fusion, but segregated from other Practice Fusion accounts (the “State Settlement Accounts”) pursuant to the Payment Schedule, and make payment from the State Settlement Accounts to the Medicaid Participating States, including interest accrued pursuant to the terms of the State Settlement Agreements, pursuant to written instructions from the NAMFCU Negotiating Team and under the terms and conditions of the Medicaid State Settlement Agreements that Practice Fusion will enter into with the Medicaid Participating States.

c.The entire balance of the Settlement Amount, or any portion thereof, plus any interest on the principal as of the date of any prepayment, may be prepaid without penalty.

d.Allscripts has executed a guaranty agreement with the United States covering the Settlement Amount (“Guaranty Agreement”) attached hereto as Exhibit B.

e.In the event of the sale or other disposition of Practice Fusion, the outstanding balance of the Settlement Amount (including interest then accrued) will be accelerated and immediately due.

f.In the event that Practice Fusion fails to pay the designated portion of the Federal Settlement Amount or deposit the designated portion of the Medicaid State Settlement Amount as provided in Paragraph 1 and Exhibit A by the date when each such payment is due, Practice Fusion shall be in Default of its payment obligations (“Default”). If Practice Fusion fails to cure such Default by making the full payment within ten (10) calendar days, then the remaining unpaid balance of the Settlement Amount shall become immediately due and payable, and interest on the unpaid balance of the Settlement Amount shall thereafter accrue at the rate of 12 percent per annum, compounded daily from the eleventh calendar day after Default, on the remaining unpaid total (principal and interest balance). In the event of Default that is not cured within ten (10) calendar days, the United States, at its sole discretion, may, after notice to Practice Fusion of Default, (a) offset the remaining unpaid balance from any amounts due and owing to Practice Fusion by any department, agency, or agent of the United States at the time of the Default; or (b) exercise any other rights granted by law or in equity, including the option of referring such matters for private collection. Practice Fusion agrees not to contest any offset imposed and not to contest any collection action undertaken by the United States pursuant to this Paragraph, either administratively or in any state or federal court, except on the grounds of actual payment to the United States. At its sole option, in the event of a Default by Practice Fusion and

Guarantor’s failure to make payment within the time set forth in paragraph 3 of the Guaranty attached hereto as Exhibit B, the United States alternatively may, with notice to Practice Fusion and Allscripts, rescind this Agreement and pursue the Civil Action or bring any civil and/or administrative claim, action, or proceeding against Practice Fusion for the claims that would otherwise be covered by the release provided in Paragraph 2, below. In the event that the United States opts to rescind this Agreement pursuant to this Paragraph or Paragraph 8 or Paragraph 10, Practice Fusion agrees not to plead, argue, or otherwise raise any defenses of statute of limitations, laches, estoppel or similar theories, to any civil or administrative claims that are: (a) filed by the United States against Practice Fusion within 90 days of written notification that this Agreement has been rescinded, and (b) relate to the Covered Conduct, except to the extent these defenses were available on or before the Effective Date of this Agreement. For purposes of this Paragraph, notice to Practice Fusion will be effected by email to Practice Fusion’s undersigned counsel, and notice to Allscripts will be effected in accordance with the terms of the Guaranty Agreement.

g.Further, in the event of a Default as defined in Paragraph 1 .f., above, and in the event that Practice Fusion fails to cure such Default within the ten (10) calendar day timeframe and under the conditions set out in that Paragraph, OIG-HHS may exclude Practice Fusion from participating in all Federal health care programs until Practice Fusion pays the Settlement Amount and all reasonable costs as set forth above. OIG-HHS will provide written notice of any such exclusion to Practice Fusion. Practice Fusion waives any further notice of the exclusion under 42 U.S.C. § 1320a-7(b)(7), and agrees not to contest such exclusion either administratively or in any state or federal court. Reinstatement to program participation is not automatic. If at the end of the period of exclusion Practice Fusion wishes to apply for reinstatement, Practice Fusion must submit a written request for reinstatement to OIG-HHS in accordance with the provisions of 42 C.F.R. §§ 1001.3001-.3005. Practice Fusion will not be reinstated unless and until OIG- HHS approves such request for reinstatement.

2.Subject to the exceptions in Paragraph 3 (concerning excluded claims) below, and subject to Paragraph 8 below (concerning disclosure of assets) and Paragraph l.f above (concerning default), and upon Practice Fusion’s full payment of the Federal Settlement Amount and full deposit of the Medicaid State Settlement Amount pursuant to Paragraph 1 .b, the United States’ releases Practice Fusion, together with its predecessors, and its current and former divisions, parents, subsidiaries, successors, and assigns, from any civil or administrative monetary claim the United States has against Practice Fusion for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C.

§ 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of payment by mistake, unjust enrichment, and fraud.

3.Notwithstanding the release given in Paragraph 2 of this Agreement, or any other term of this Agreement, the following claims of the United States are specifically reserved and are not released:

a.	Any liability arising under Title 26, U.S. Code (Internal Revenue Code);
b.	Any criminal liability (except as separately released by the DP A);
c.	Except as explicitly stated in this Agreement, any administrative liability, including mandatory or permissive exclusion from Federal health care programs;
d.	Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;
e.	Any liability based upon obligations created by this Agreement;

f.	Any liability of individuals;
g.	Any liability for failure to deliver goods or services due;
h.	Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct.

4.Practice Fusion waives and shall not assert any defenses Practice Fusion may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action.

5.Practice Fusion fully and finally releases the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that Practice Fusion has asserted, could have asserted, or may assert in the future against the United States, and its agencies, officers, agents, employees, and servants related to the Covered Conduct and the United States’ investigation and prosecution thereof.

6.The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare contractor (e.g., Medicare Administrative Contractor, fiscal intermediary, carrier), TRICARE, or any state payer, related to the Covered Conduct; and Practice Fusion agrees not to resubmit to any Medicare contractor, TRICARE, or any state payer any previously denied claims related to the Covered Conduct, agrees not to appeal any such denials of claims, and agrees to withdraw any such pending appeals.

7.Practice Fusion agrees to the following:

a.Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42

U.S.C. §§ 1395-1395kkk-l and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Practice Fusion, its present or former officers, directors, employees, shareholders, and agents in connection with:

(1)the matters covered by this Agreement and any related plea agreement;

(2)	the United States’ audit(s) and civil and any criminal investigation(s) of the matters covered by this Agreement;
(3)

Practice Fusion’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil and any criminal investigation(s) in connection with the matters covered by this Agreement (including attorney’s fees);

(4)the negotiation and performance of this Agreement and any Plea Agreement; and

(5)	the payment Practice Fusion makes to the United States pursuant to this Agreement are unallowable costs for government contracting purposes and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (FEHBP) (hereinafter referred to as Unallowable Costs).

b.Future Treatment of Unallowable Costs: Unallowable Costs shall be separately determined and accounted for by Practice Fusion, and Practice Fusion shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Practice Fusion or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.

c.Treatment of Unallowable Costs Previously Submitted for Payment: Practice Fusion further agrees that within 90 days of the Effective Date of this Agreement it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Practice Fusion or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs. Practice Fusion agrees that the United States, at a minimum, shall be entitled to recoup from Practice Fusion any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Practice Fusion or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on Practice Fusion or any of its subsidiaries or affiliates’ cost reports, cost statements, or information reports.

d.Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Practice Fusion’s books and records to determine that no

Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

8.Practice Fusion has provided sworn financial disclosure statements (Financial Statements) to the United States and the United States has relied on the accuracy and completeness of those Financial Statements in reaching this Agreement. Practice Fusion warrants that the Financial Statements are complete, accurate, and current. If the United States leams of asset(s) in which Practice Fusion had an interest at the time of this Agreement that were not disclosed in the Financial Statements, or if the United States learns of any misrepresentation by Practice Fusion on, or in connection with, the Financial Statements, and if such nondisclosure or misrepresentation changes the estimated net worth set forth in the Financial Statements by $8 million or more, the United States may at its option: (a) rescind this Agreement and file suit based on the Covered Conduct, or (b) let the Agreement stand and collect the full Settlement Amount plus one hundred percent (100%) of the value of the net worth of Practice Fusion previously undisclosed. Practice Fusion agrees not to contest any collection action undertaken by the United States pursuant to this provision, and immediately to pay the United States all reasonable costs incurred in such an action, including attorney’s fees and expenses.

9.Practice Fusion warrants that it has reviewed its financial situation and that, subject to the Guaranty Agreement, it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(l)(B)(ii)(I), and shall remain solvent following payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to Practice Fusion, within the meaning of 11 U.S.C. § 547(c)(1), and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which Practice Fusion was or became indebted to on or after the date of any transfer contemplated in this Agreement, within the meaning of 11 U.S.C. § 548(a)(1).

10.Practice Fusion agrees to cooperate fully and truthfully with the United States’ investigation of individuals and entities not released in this Agreement. Upon reasonable notice, Practice Fusion shall encourage, and agrees not to impair, the cooperation of its directors, officers, and employees, and shall use its best efforts to make available, and encourage, the cooperation of former directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals. Practice Fusion further agrees to furnish to the United States, upon request, complete and unredacted copies of all non-privileged documents, reports, memoranda of interviews, and records in its possession, custody, or control concerning any investigation of the Covered Conduct that it has undertaken, or that has been performed by another on its behalf.

11.This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraph 12 (waiver for beneficiaries paragraph), below.

12.Practice Fusion agrees that it waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.

13.Each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

14.Each party and signatory to this Agreement represents that it freely and voluntarily enters into this Agreement without any degree of duress or compulsion.

15.This Agreement is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the District of Vermont. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

16.This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

17.The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.

18.This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

19.This Agreement is binding on Practice Fusion’s successors, transferees, heirs, and assigns.

20.All parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

21.This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles and electronic transmissions of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

CHRISTINA E. NOLAN

United States Attorney District of Vermont

DATED: 1/26/2020BY: /s/ Owen Foster

OWEN FOSTER

Assistant United States Attorney

DAVID L. ANDERSON

United States Attorney

Northern District of California

DATED: 1/21/2020BY: /s/ Sara Winslow

SARA WINSLOW

Assistant United States Attorney

DATED: 1/24/2020BY: /s/ Christelle Klovers

CHRISTELLE KLOVERS

KELLEY HAUSER

EDWARD CROOKE

Commercial Litigation Branch

Civil Division

United States Department of Justice

DATED: 12/17/2019BY: /s/ Lisa M. Re

LISA M. RE

Assistant Inspector General for Legal Affairs

Office of Counsel to the Inspector General

United States Department of Health and Human Services

PRACTICE FUSION – DEFENDANT

DATED: 1/17/2020BY: /s/ Eric L. Jacobson

ERIC L. JACOBSON,

ESQ. Secretary

Practice Fusion, Inc.

DATED: 1/22/2020BY: /s/ Joshua Levy

JOSHUA LEVY

AARON KATZ

PATRICK WELSH

Counsel for Practice Fusion, Inc.

EXHIBIT A

Federal Settlement Amount Payment Schedule

Due Date	Payment
Within 10 calendar days of the Effective Date of this Agreement	$28,343,738 plus accrued interest
No later than three months after the Effective Date of this Agreement	$28,343,738 plus accrued interest
No later than six months after the Effective Date of this Agreement	$28,343,738 plus accrued interest
No later than nine months after the Effective Date of this Agreement	$28,343,738 plus accrued interest

Medicaid State Settlement Amount Payment Schedule

Due Date	Payment
Within 10 calendar days of the Effective Date of this Agreement	$1,316,762 plus accrued interest
No later than three months after the Effective Date of this Agreement	$1,316,762 plus accrued interest
No later than six months after the Effective Date of this Agreement	$1,316,762 plus accrued interest
No later than nine months after the Effective Date of this Agreement	$1,316,762 plus accrued interest

Exhibit 10.2

EXHIBIT B

GUARANTY AGREEMENT

This Guaranty Agreement is entered into by and among Allscripts Healthcare Solutions, Inc., (“Guarantor”) and the United States of America (“United States”) (collectively the “Parties”).

WHEREAS, the United States contends that it has certain civil claims under the False Claims Act, 31 U.S.C. §§ 3729-3733, the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, and the common law theories of payment by mistake, unjust enrichment, and fraud against Guarantor’s subsidiary, Practice Fusion, Inc. (Practice Fusion), for causing healthcare providers to submit (a) false claims for incentive payments to the Medicare Program, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk-l (“Medicare”), and the Medicaid Program, 42 U.S.C. §§ 1396-1396w-5 (“Medicaid”) based on the use of Practice Fusion’s electronic health record (“EHR”) software; and (b) false claims to Medicare, Medicaid, and the TRICARE program, 10 U.S.C. §§ 1071- 1110b (“TRICARE”) when such claims were tainted by unlawful remuneration.

WHEREAS, the United States and Practice Fusion wish to settle the allegations through the execution of a Settlement Agreement (attached as Exhibit 1);

WHEREAS, as of February 13, 2018, Guarantor became the ultimate parent of Practice Fusion and is released by the Settlement Agreement;

WHEREAS, at the time of execution of this Guaranty Agreement, Guarantor is the ultimate parent and majority owner of Practice Fusion;

IT IS HEREBY AGREED that, in exchange for adequate consideration, the Parties shall undertake the following obligations:

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TERMS AND CONDITIONS

1.Statement of Guaranty. The Guarantor unconditionally guarantees the prompt payment of all financial obligations of Practice Fusion to the United States and the Medicaid Participating States as set forth in the Settlement Agreement. Hereinafter, these financial obligations will be referred to as the “Guaranteed Obligations”.

2.Nature of Guaranty. The Guaranty set forth in Paragraph 1 of this Guaranty Agreement constitutes a guaranty of payment of the Guaranteed Obligations and shall not be affected by any event, occurrence or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety (other than full and complete payment of the Guaranteed Obligations). In the event that any payment by Practice Fusion of the Guaranteed Obligations is rescinded or must otherwise be returned by virtue of any action by any bankruptcy court, the Guarantor shall remain liable hereunder with respect to such Guaranteed Obligations as if payment had not been made. The Guarantor agrees that the United States may resort to Guarantor for payment of the Guaranteed Obligations if Practice Fusion fails to pay the full amount of any of the Guaranteed Obligations in accordance with the terms of the Settlement Agreement, without regard to whether the United States should have proceeded against any other person or entity primarily or secondarily obligated with respect to any of the financial obligations, which are set forth in the Settlement Agreements.

3.Acceleration. Guarantor agrees that, within 20 calendar days of receipt of written notice from the United States that Practice Fusion has failed to pay the full amount of any of the Guaranteed Obligations in accordance with the terms of the Settlement Agreement, Guarantor will pay in full the amount then due under the Settlement Agreement. Guarantor understands that the failure to adhere fully to the terms of this paragraph would be a material breach of this Guaranty Agreement.

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4.No Waiver; Cumulative Rights. No failure on the part of the United States to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the United States of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the United States or allowed by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the United States from time to time.

5.Effective Date. This Guaranty Agreement shall become effective on the date the Settlement Agreement is executed.

6.Subrogation. Guarantor shall not exercise any subrogation rights it may acquire against Practice Fusion as a result of this Guaranty Agreement until all of the financial obligations to the United States have been paid in full.

7.Notice. Any notices that must be sent to the Guarantor as required by this Guaranty Agreement shall be sent by express mail and email addressed to the following:

Allscripts Healthcare Solutions, Inc.

ATTN: General Counsel

222 Merchandise Mart Plaza, 20th Floor

Chicago, IL 60654

legal.notices@allscripts.com

8.Duration. This Guaranty shall continue in full force and effect until payment in full of the Guaranteed Obligations or until all the Parties mutually agree in writing that this Guaranty Agreement shall be revoked.

9.Entire Agreement. Each Party hereto represents and warrants that the Guaranty Agreement, including the Settlement Agreement which is incorporated by reference into the Guaranty Agreement, constitute a valid and binding agreement enforceable against each Party in

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accordance with its terms. The Guaranty Agreement and all Exhibits thereto, including the

Settlement Agreement, embody the entire agreement among the Parties. There are no promises, terms, conditions, or obligations other than those contained in this Guaranty Agreement and the Exhibits thereto. The Guaranty Agreement and the Exhibits thereto supersede all previous communications, representations or agreements, either verbal or written, between Guarantor and the United States.

10.Severability. Should any one or more provisions of this Guaranty Agreement be determined to be illegal, unenforceable, void or voidable, all other provisions shall remain in effect.

11.Assignment. No Party hereto may assign its rights, interest or obligations hereunder to any other person or entity without prior written consent of the other Party. The provisions of this Guaranty Agreement shall be binding on the Parties hereto and their successors and assigns.

12.Miscellaneous. This Guaranty Agreement shall not be amended except in a writing signed by all Parties. Each signatory hereto represents and warrants that he or she is authorized to execute and deliver this Agreement on behalf of the Party for whom he or she is purporting to act. This Guaranty Agreement may be executed in counterparts, each of which shall constitute an original, and all of which shall constitute one and the same agreement.

13.Governing Law: Consent to Jurisdiction. This Guaranty Agreement shall be governed by and construed in accordance with federal common law. The Parties consent to the jurisdiction of the United States District Court for the District of Vermont in any action to enforce any term of this Guaranty Agreement.

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THE UNITED STATES OF AMERICA

CHRISTINA E. NOLAN

United States Attorney District of Vermont

DATED: 1/26/2020BY: /s/ Owen Foster

OWEN FOSTER

Assistant United States Attorney

DAVID L. ANDERSON

United States Attorney

Northern District of California

DATED: 1/21/2020BY: /s/ Sara Winslow

SARA WINSLOW

Assistant United States Attorney

DATED: 1/24/2020BY: /s/ Christelle Klovers

CHRISTELLE KLOVERS

KELLEY HAUSER

EDWARD CROOKE

Commercial Litigation Branch

Civil Division

United States Department of Justice

GUARANTOR

DATED: 1/17/2020BY: /s/ Brian P. Farley

BRIAN P. FARLEY, ESQ.

General Counsel

Allscripts Healthcare Solutions, Inc.

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